Exhibit 10(b)(1)(A)

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

TIMOTHY J. ROACH AND TII NETWORK TECHNOLOGIES, INC.

        This AGREEMENT, effective as of the 1st day of July, 2003, by and between TII Network Technologies, Inc., a Delaware corporation (hereinafter designated and referred to as “Company”), and Timothy J. Roach (hereinafter designated and referred to as the “Employee”).

        WHEREAS, the Company and the Employee entered into an Employment Agreement, dated as the 7th day of August, 1992, which Employment Agreement was amended and restated as of the 1st day of August, 1997; and

        WHEREAS, the Company desires to further amend various provisions of and, as so amended, restate the existing amended and restated Employment Agreement, while continuing the employ of the Employee as President and Chief Executive Officer of the Company and as Vice Chairman of its Board of Directors, all in accordance with the provisions hereinafter set forth; and

        WHEREAS, the Employee is willing to so amend and restate the existing and restated Employment Agreement and continue such employment by the Company, all in accordance with the provisions hereinafter set forth; and

        WHEREAS, the Company and the Employee agree that with the execution of this amended and restated Employment Agreement all prior employment agreements between the Employee and the Company are hereby terminated.

        NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, the parties hereto agree as follows:

1.     Term: The term of this Agreement shall be for a period commencing on the date hereof and ending on the second (2nd) anniversary of such date; provided, however, on such anniversary, and each one (1) year anniversary thereafter, the term shall automatically be extended for an additional period of one (1) year, unless either the Company or the Employee shall give the other party at least six (6) months written notice prior to such anniversary that such party does not desire that the then term hereof be so extended, in which event the term hereof shall not be extended beyond the then current expiration date thereof. Notwithstanding the foregoing, this Agreement shall be subject to earlier termination in accordance with paragraph 9.

2.     Employment: Subject to the terms and conditions and for the compensation and other benefits hereinafter set forth, the Company hereby agrees to employ the Employee for and during the term of this Agreement as its President and Chief Executive Officer. The Employee further agrees to serve, if so elected, as a director and as Chairman or as Vice Chairman of the Company’s Board of Directors. The Employee’s powers and duties shall be determined by the Board of Directors of the Company (the “Board of Directors”) from time to time in accordance with the Company’s By-Laws but, in any event, shall be those of an executive nature which are appropriate for a president and chief executive officer and, if the Employee is elected to such positions, Chairman or Vice Chairman of the Board. The Employee does hereby accept such employment and agrees to devote substantially all of his full business time, attention and energy and render his reasonable business efforts and skills to the business of the Company; provided, however, that the Company recognizes that the Employee may pursue other activities, such as charitable and civic activities not in competition with the business of the Company, so long as the Employee’s discharge of his duties to such activities does not have a material adverse impact on the discharge of his duties to the Company. The Employee shall report to the Board of Directors.

3.     Compensation:

    (A)        Salary: During the term of this Agreement, the Company agrees to pay the Employee, and the Employee agrees to accept, a salary of not less than Three Hundred Thousand Dollars ($300,000) per year payable in accordance with the Company’s payment policies for executive officers, for all services rendered by the Employee hereunder.

    (B)        Bonus: As additional compensation, the Company may pay the Employee periodic bonuses as determined by the Board of Directors (or the Compensation Committee of the Board of Directors or other committee of the Board of Directors so authorized).

    (C)        Increases: The Employee’s annual salary and other benefits provided for hereunder are subject to periodic increases, but not decreases, at the discretion of the Board of Directors (or the Compensation Committee of the Board of Directors or other committee of the Board of Directors so authorized).

4.     Expenses:

        The Company shall reimburse the Employee for all reasonable and actual business expenses incurred by him in connection with his service to the Company upon submission by him of appropriate vouchers and expense account reports in accordance with the Company’s expense reimbursement policies.

5.     Benefits:

    (A)        Insurance: In addition to the salary and bonus to be paid to the Employee hereunder, the Company shall continue to maintain family medical and dental insurance, and long term disability insurance presently maintained for the benefit of Employee, in each case, at levels and on terms no less favorable to the Employee than are currently in effect for the Employee. The Company shall pay the premiums on one or more policies of life insurance on the life of Employee to maintain an aggregate death benefit of not less than $500,000 for the benefit of one or more beneficiaries of Employee as Employee may from time to time designate. If permitted by law, such insurance shall continue to be funded under the split-dollar arrangements presently in effect. If it is determined that the continuation of such split-dollar arrangements is likely to be considered a violation of law, the Company may substitute one or more term or other lower-cost insurance policies for the policies presently in effect; provided, however, that if the entire amount of the insurance premiums paid by the Company shall be includible in Employee’s income for federal, state and local income tax (collectively, the “Income Tax”) purposes, the Company shall pay to Employee a cash bonus to “gross up” the Income Tax consequences to him of such inclusion, so that Employee shall receive, on a net after-tax basis, cash in an amount equal to the additional Income Tax Employee is required to pay as a result of the inclusion of such premiums as income to him. The Employee and his dependents shall also be entitled to participate in such other benefit plans and arrangements as are hereafter extended to executive employees of the Company and their dependents in accordance with the terms of such plans or arrangements.

    (B)        Vacation: The Employee shall be entitled to take up to four weeks of paid vacation annually, pursuant to the Company’s vacation policy, at a time or times mutually convenient to the Company and the Employee.

6.     Discoveries, etc.:

    (A)        The Company shall be the owner, without further consideration, of all rights of every kind in and with respect to any reports, materials, inventions, processes, discoveries, improvements, modifications, know-how or trade secrets heretofore or hereafter made, discovered or conceived by the Employee in connection with the Employee’s performance of his duties pursuant to this Agreement or relating to the business of the Company (hereinafter designated and referred to as “Property Rights”), and the Company shall be entitled to utilize and dispose of the Property Rights in such manner as it may determine.

    (B)        The Employee agrees to and shall promptly disclose to the Company all Property Rights (whether or not patentable) made, discovered or conceived of by him, alone or with others, at any time during his employment with the Company. Any such Property Rights will be the sole and exclusive property of the Company, and the Employee will execute any assignment reasonably requested by the Company of his right, title or interest in any such Property Rights. In addition, the Employee will also provide the Company with any other instrument or document reasonably requested by the Company, at the Company’s expense, as may be necessary or desirable in applying for and obtaining patents with respect to such Property Rights in the United States or any foreign country. The Employee also agrees to cooperate reasonably with the Company in the prosecution or defense of any patent claims or litigation or proceedings involving inventions, trade secrets, trademarks, service marks, secret processes, discoveries or improvements related to the foregoing, whether or not he is employed by the Company at the time; provided, however, if the Employee is not employed by the Company at such time, he will be entitled to receive reasonable compensation for his time in this regard on a per diem basis (computed by dividing his annual salary rate in effect immediately prior to his cessation of employment with the Company (or, if greater, at the highest annual salary rate in effect at any time during the one-year period preceding the date of such termination) by 242 days), as well as reimbursement of all reasonable out-of-pocket expenses actually and reasonably incurred by him in connection with the performance of such services. The Employee’s obligation under this subparagraph 6(B) shall continue during the Restricted Period provided for in subparagraph 7(D) (the “Restricted Period”).

    (C)        This paragraph 6 shall not be applicable to any inventions or discoveries made by the Employee outside of the scope of his employment and which are unrelated to the business of the Company.

7.     Confidential Information; Non-competition:

    (A)        The Employee acknowledges the time and expense incurred by the Company and its subsidiaries in connection with developing proprietary and confidential information in connection with their businesses and operations. The Employee agrees that he will not, without the consent of the Board of Directors, at any time divulge, communicate or use to the detriment of the Company or any of its present or future subsidiaries (collectively, the “Group”), or misappropriate in any way, any confidential information or trade secrets relating to the Group, including, without limitation, business strategies, operating plans, acquisition strategies and terms and conditions (including the identities of, and any other information concerning, possible acquisition candidates), projected financial information, market analyses, personnel information, trade processes, manufacturing methods, know-how, customer lists and relationships, supplier lists and relationships, or other non-public proprietary and confidential information relating to the Group. The foregoing shall not apply to information (i) after it is published or becomes part of the public domain through no fault of the Employee (disclosure in his capacity as President or Chief Executive Officer of the Company believed, in his reasonable business judgment, to be for the benefit of the Company shall not be deemed fault) or (ii) which is disclosed to the Employee after the Employee is no longer employed by the Company by a third party who was not known to the Employee to be under any obligation of confidence or secrecy to the Company with respect to such information at the time of disclosure to the Employee.

    (B)        For the Restricted Period under subparagraph 7(D), if any, the Employee shall not, directly or indirectly, for himself or on behalf of any other person, firm or entity, employ, engage or retain any person who, at any time during the 12-month period preceding the end of the term of this Agreement, was an employee of or consultant to any member of the Group or contact any supplier, customer or employee or consultant from the Group for the purpose of diverting any such supplier, customer, employee or consultant from any member of the Group or otherwise interfering with the business relationship of any member of the Group with any of the foregoing.

    (C)        For the Restricted Period under subparagraph 7(D), if any, the Employee shall not, directly or indirectly, engage in or serve as a principal, partner, joint venture member, manager, trustee, agent, stockholder, director, officer or employee of, or consultant or advisor to, or in any other capacity, or in any manner, own, control, manage, operate, or otherwise participate, invest, or have any interest in, or be connected with, any person, firm or entity (a “Competitor”) that engages in, directly or indirectly, the manufacture and sale of surge protector devices for the telephone industry, or any other activity which is the same as or similar to, or competitive with, the business of any member of the Group conducted within the 12 months preceding the end of the term of this Agreement.

    (D)        The Restricted Period shall be one year (commencing on the date of termination of the Employee’s employment) in the case of (i) the Company’s termination of Employee’s employment due to the Employee’s Disability, pursuant to subparagraph 9(B) or for Cause pursuant to subparagraph 9(C) or (ii) the Employee’s termination of his employment either by resignation without Good Reason or if the term of this Agreement expires based on a notice from the Employee not to extend the term of this Agreement, with the Company having the right (but not the obligation) to extend the Restricted Period for a second year by giving the Employee notice of its election at least 120 days prior to the beginning of such additional year, in which event the Company shall pay to the Employee an amount equal to 50% of the Employee’s annual salary at the rate in effect immediately prior to his cessation of employment with the Company (or, if greater, at the highest annual salary rate in effect at any time during the one-year period preceding the date of such termination). In the case of the Employee’s termination of his employment for Good Reason pursuant to subparagraph 9(D) or the Company’s termination of the Employee’s employment for any reason (other than as a result of the Employee’s Death, Disability or for Cause, pursuant to subparagraphs 9(A), 9(B) and 9(C), respectively) including, without limitation, if the term of this Agreement expires based on a notice from the Company not to extend the term of this Agreement, pursuant to paragraph 1, the Restricted Period shall be one year (commencing on the date of termination of the Employee’s employment) if the Company, within fifteen (15) days of receipt of Employee’s termination of employment for Good Reason or contemporaneously with the Company’s termination of the Employee’s employment (other than as a result of the Employee’s Death, Disability or for Cause), elects to invoke the Restricted Period, in which event the Company shall pay to the Employee an amount equal to the Employee’s annual salary at the rate in effect immediately prior to his cessation of employment with the Company (or, if greater, at the highest annual salary rate in effect at any time during the one-year period preceding the date of such termination), with the Company having the right (but not the obligation), if it had invoked the Restricted Period, to extend the Restricted Period for a second year by giving the Employee notice of its election at least 120 days prior to the beginning of such second year, in which event the Company shall pay to the Employee an amount equal to 50% of the amount that was payable with respect to the first year of such Restricted Period. Amounts payable for such Restricted Periods of this subparagraph 7(D) shall be payable in equal monthly installments, with the first such installment payable on the first day of the month which the Restricted Period begins. All amounts under this subparagraph 7(D) shall be in addition to any amount otherwise payable under this Agreement and shall continue to be paid regardless of whether the Employee shall die after the Company shall have elected to invoke or extend the Restricted Period, as the case may be.

8.     Enforcement of Covenants in Paragraphs 6 and 7.

    (A)        The Employee acknowledges that the Restricted Period is, in light of the circumstances under which it is effective, including any payments to be made to him under subparagraph 7(D), reasonable, and the Company acknowledges that such payments, to the extent required, are an essential inducement to the Employee’s agreeing to the provisions of paragraph 7. The Employee shall be bound by paragraphs 6 and 7 (assuming full payments provided for in subparagraph 7(D) are made) to the maximum extent permitted by law, provided, however, that the Company informs the Employee in writing within 30 days of becoming aware of an event which the Company believes, in its reasonable judgment, is a material violation of paragraph 6 or 7, and the basis for such judgment. Should the Company fail to so inform the Employee of such alleged material violation in a timely manner, but not greater than 30 days, the Company shall forfeit its rights to claim such violation against the Employee pursuant to this paragraph.

    (B)        Upon receipt of such notification, Employee shall have thirty (30) days to either cure such material violation or inform the Company in writing of his disagreement of the Company’s judgment. Should the Company and the Employee be unable to reach agreement that a material violation has occurred or that the material violation was cured, such dispute shall be taken to Arbitration, pursuant to paragraph 12. During such Arbitration the Company shall continue to make all payments to Employee contemplated under this Agreement, including but not limited to payment under paragraph 7.

    (C)        The parties further agree that, if any of the provisions hereof shall for any reason be held to be excessively broad as to duration, geographical scope, property or subject matter, such provision shall be construed by limiting and reducing it so as to be enforceable to the maximum extent compatible with the applicable law.

    (D)        The Employee acknowledges that the remedy at law for any material violation of the provisions of paragraphs 6 and 7 would be inadequate. Therefore, the Employee agrees and consents that if he materially violates, or is found through the Arbitration process to be violating, the provisions of paragraph 6 or 7, the Company, in addition to any other rights and remedies available under this Agreement or otherwise, shall be entitled to an injunction to be issued or specific performance to be required restricting the Employee from committing or continuing any such material violation.

9.     Termination:

    (A)        Death:

               (a)        In the event of the Employee’s Death during the term of his employment, the Employee’s designated beneficiary or, in the absence of such beneficiary designation, his estate, shall be entitled to payment of all compensation accrued through the date of death and a continuation of the Employee’s annual salary at the rate in effect immediately prior to his death (or, if greater, at the highest annual salary rate in effect at any time during the one-year period preceding the Employee’s date of death) for a period of one year from the date of death. In addition, the Employee’s beneficiary and/or dependents shall be entitled, for the same one-year period, to continuation, at the Company’s expense, of such benefits as are at the time of the Employee’s death being provided to them under subparagraph 5(A) hereof and any additional benefits as may be provided during such one-year period to dependents of the Company’s executive officers in accordance with the terms of the Company’s policies and practices. In addition, any stock option granted to the Employee which has not, by its express terms, vested shall be deemed to have vested as of the date of his death and shall thereafter be exercisable by the Employee’s beneficiary or estate for the maximum period of time allowed for exercise thereof under the terms of such option.

               (b)        In the event of Employees Death, the Company shall use its Best Efforts to assist Employee’s designated beneficiary, or, in the absence of such beneficiary designation, his estate, in all matters related to the benefits discussed in this subparagraph 9(A) and subparagraph 5(A), including, but not limited to, the filing and pursuit of all claims under related insurance policies, rights under stock options and claims with the government, if any.

      (B) Disability:

                (a)        In the event the Employee shall suffer a Disability (as defined below) for a period of at least six consecutive months or nine months in the aggregate in any 12-consecutive month period, the Company shall have the option at any time thereafter to notify the Employee in writing of the Company’s election to terminate the Employee’s employment hereunder for Disability. Such termination will become effective on the date fixed by the Board of Directors in a written notice of termination to the Employee (but not less than 30 days after such notice is given), unless the Employee shall have returned to perform his duties prior to the effective date of such termination. The Employee’s compensation, as provided for hereunder, shall continue to be paid during any period of Disability prior to and including the effective date of the termination of the Employee’s employment for Disability and the Employee shall be entitled to (x) a continuation of the Employee’s annual salary (at the rate in effect immediately prior to his termination by reason of Disability or, if greater, at the highest annual salary rate in effect at any time during the two-year period preceding the date of termination by reason of Disability) from the date of termination of employment to the expiration of two years from the date of such termination for Disability (in the event of the Employee’s death during such two-year period, Employee’s designated beneficiary or, in the absence of such designated beneficiary, his estate, shall be entitled to receive such payments for the balance of such two-year period) and (y) any payments required if the Company elects to extend the one-year Restricted Period pursuant to subparagraph 7(D) (if the Employee shall die prior to the expiration of the Restricted Period, and the Company may have theretofore elected to extend the Restricted Period, the Employee’s designated beneficiary or, in the absence of such beneficiary, his estate, shall be entitled to receive such payments). Such termination shall not affect or impair any right the Employee may have under any policy of long-term disability insurance or benefits then maintained on his behalf by the Company. In addition, for a period of two years following termination of the Employee’s employment for Disability, the Employee and his dependents, as the case may be, shall continue to receive the benefits set forth under subparagraph 5(A) hereof, as well as any additional benefits as may be provided during such two-year period to executive employees or their dependents during such period in accordance with the terms of the Company’s policies and practices. Any stock option granted to the Employee which has not, by its express terms, vested shall be deemed to have vested on the date of such termination of employment and shall thereafter be exercisable by the Employee, his beneficiary, conservator or estate, as applicable, for the maximum period of time allowed for exercise thereof under the terms of such option.

                (b)        “Disability,” as used herein, shall mean the inability of the Employee, due to physical or mental illness, injury or disease to substantially perform his normal duties as President and Chief Executive Officer. If the Employee and the Company shall disagree as to whether the Employee is Disabled pursuant to this definition, then such dispute shall be taken to Arbitration pursuant to paragraph 12. During such Arbitration process the Company shall continue to make all compensation payment and retain all benefits due Employee contemplated under this Agreement and the Employee shall retain all authorities granted him under this Agreement.

                (c)        In the event of Employee’s Disability, the Company shall use its Best Efforts to assist Employee and his dependents in the payment in a timely manner of all compensation and other benefits discussed in this subparagraph 9(B), including, but not limited to, the filing and pursuit of all claims under related insurance policies, rights under stock options and all such assistance as may be requested in filing for disability claims with the government.

    (C)        By the Company For Cause:

                (a)        The Company shall have the right, before the expiration of the term of this Agreement, to terminate the Employee’s employment and to discharge the Employee for cause (hereinafter “Cause”), in which event all compensation to Employee shall cease to accrue upon such discharge. For the purposes of this Agreement, the term “Cause” shall mean and be limited to (i) the Employee’s conviction of a felony involving moral turpitude; and (ii) the continued and willful failure by the Employee to substantially and materially perform his duties hereunder (which shall not include any business judgment made in good faith by the Employee) which failure is not cured in accordance with (b) below.

                (b)        In the event the Company intends to discharge Employee for Cause, the Board of Directors shall provide the Employee with reasonable notice (but not less than 30 days) of its intention to effect a termination for Cause. Any such notice shall be in writing and shall specify the grounds for the existence of Cause, and provide the Employee with an opportunity of not less than 30 days following his receipt of such notice to either cure the grounds for termination, or dispute the Cause. Should the Employee dispute the Cause for termination and should the Company and the Employee be unable to resolve the dispute, such dispute shall be taken to binding Arbitration, pursuant to paragraph 12. During such Arbitration process the Company shall continue to make all compensation payment and retain all benefits due Employee contemplated under this Agreement and the Employee shall retain all authorities granted him under this Agreement.

                (c)        If the Employee does not dispute the Cause, or if the Arbitration process determines that there is sufficient Cause for termination and, thereafter, if Employee does not in a timely manner (but not greater than 30 days) cure such Cause, the Company may elect to terminate the Employee’s employment for Cause under subparagraph (C)(a) above, such termination shall become effective five days after the Company gives written notice of such termination to the Employee.

                (d)        In the event of a termination of the Employee’s employment for Cause in accordance with the provisions this subparagraph 9(C), the Company shall have no further obligation to the Employee, except for the payment of all compensation accrued through the date of termination of the Employee’s employment, any other benefits to which he or his dependents may be entitled by law and the payments required if the Company elects to extend the one-year Restricted Period pursuant to subparagraph 7(D).

    (D)        By the Employee for Good Reason:

        The Employee shall have the right to terminate his employment at any time during the term of this Agreement for “good reason” (hereinafter “Good Reason”). The term “Good Reason” shall mean:

                (a)        A “Change of Control” of the Company. For purposes hereof, a “Change in Control” shall be deemed to have occurred:

                           (i)        when any “person” or “group” (as such term is defined in Sections 3(a)(9) and 13(d)(3), respectively, of the Act), other than Employee or a group of which Employee voluntarily is a member, becomes a beneficial owner (within the meaning of Rule 13d-3 promulgated under the Act), directly or indirectly, of twenty percent (20%) or more of either (x) the then outstanding shares of the Company’s common stock or (y) securities of the Company representing twenty percent (20%) or more of the combined voting power of the Company’s then outstanding securities having the right to vote generally in the election of directors provided, however, that the following acquisitions shall not constitute a Change in Control: (x) any acquisition by the Company or any of its subsidiaries, (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries or (z) any acquisition by any corporation with respect to which, following such acquisition, more than 60% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all of substantially all of the persons who were the beneficial owners, respectively, of stockholders of the Company immediately prior to such acquisition in substantially the same proportions as their ownership of stock of the Company immediately prior to such acquisition;

                           (ii)        when individuals who are members of the Company’s Board of Directors as of the date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened solicitation of proxies or consents not by or on behalf of at least a majority of the Incumbent Board; or

                           (iii)        when the stockholders of the Company approve a reorganization, merger or consolidation of the Company which results in the outstanding common stock or voting securities of the Company outstanding immediately prior thereto do not, following such reorganization, merger or consolidation, represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 80% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such reorganization, merger or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation; or

                           (iv)        when the stockholders of the Company approve a plan of complete liquidation of the Company; or

                            (v)        when the stockholders of the Company approve an agreement for the sale or other disposition by the Company of all or substantially all of the Company’s assets in a transaction in which the holders of the outstanding common stock or voting securities of the Company outstanding immediately prior thereto do not, following such sale or disposition, represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 80% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such sale or disposition.

Employee may terminate his employment at any time after a Change in Control forGood Reason, if Employee makes, in his reasonable judgment, a determination that such Change in Control has caused Employee to be unable to effectively carry out the authorities, powers, functions or duties attached to his position with the Company as constituted immediately prior to the Change in Control, which situation is not remedied within thirty (30) calendar days after receipt by the Company of written notice from Employee of such determination;

                (b)        notice by the Company, pursuant to paragraph 1, of the Company’s desire not to extend the Employment Agreement, for any reason, except Employee’s Death, Employees Disability or Cause, as discussed in subparagraphs 9(A), 9(B) and 9(C), respectively;

                (c)        the failure to elect or appoint, or re-elect or re-appoint, the Employee to, or removal or attempted removal of the Employee from, his position as President and Chief Executive Officer of the Company (except in connection with the proper termination of the Employee’s employment by the Company by reason of Death, Disability or Cause); or the assignment to the Employee of any duties inconsistent with the status of the Employee’s office and/or position with the Company or an adverse change in the nature or scope of the authorities, powers, functions or duties, or the willful delay by the Company for more than ten (10) business days in the payment to Employee, when due, of any part of his compensation;

                (d)        a reduction in the Employee’s salary or benefits (other than a discretionary bonus under subparagraph 3(B) above);

                (e)        the Company’s failure or refusal to perform any obligations required to be performed by it in accordance with this Agreement after a reasonable (not less than 10 days) notice by Employee and an opportunity to cure same;

                (f)        a failure by the Company to obtain the assumption of, and agreement to perform, this Agreement by any successor to the Company; or

                (g)        a change in the location at which substantially all of the Employee’s duties with the Company are to be performed to a location that is not on Long Island, New York, where the Employee is currently performing substantially all of his duties.

        An election by the Employee to terminate his employment for Good Reason under the provisions of this subparagraph 9(D) shall not be deemed a voluntary termination of employment of the Employee for the purpose of interpreting the provisions of any of the Company’s employee benefit plans, programs, or policies. The Employee’s right to terminate his employment for Good Reason shall not be affected by his illness or incapacity, whether physical or mental, unless the Company shall at the time be entitled to terminate his employment under paragraph 9(B) of this Agreement.

        In the event of termination of Employee’s employment by Employee for Good Reason, pursuant to this subparagraph 9(D), the Employee shall be entitled to severance payments pursuant to subparagraph 9(F) and the payments required if the Company elects to impose and, if imposed, extend, the Restricted Period under subparagraph 7(D).

    (E)        Resignation: In the event the Employee resigns without Good Reason prior to the expiration of the Agreement hereof, the Employee shall be entitled to receive only compensation accrued through such resignation date, such benefits to which he is entitled by law and the payments required if the Company elects to extend the one-year Restricted Period pursuant to subparagraph 7(D).

    (F)        Severance:

                (a)        If the Employee’s employment hereunder shall be terminated by: (i) the Company for any reason other than the Employee’s Death, Disability or for Cause or (ii) by the Employee for Good Reason, Employee shall thereupon be entitled to receive as severance pay, in a lump sum, an amount equal to two (2) times the sum of the Employee’s annual salary rate in effect immediately prior to his cessation of employment with the Company (or, if greater, the highest annual salary rate in effect at any time during the one-year period preceding the date of such termination) and all bonuses paid or payable in respect of the Company’s most recent fiscal year ended prior to the date of such termination (or, if greater, the bonuses paid in respect of the Company’s current fiscal year or next most recent fiscal year ended prior to the date of such termination). In addition, during the two-year period following the date of such termination, the Employee and his dependents shall continue to receive the benefits set forth in subparagraph 5(A) hereof, as well as any additional benefits as may be provided to executive officers or their dependents during such period in accordance with the Company’s policies and practices. The Employee shall also be entitled to receive the payments required if the Company elects to impose and, if imposed, extend the Restricted Period under subparagraph 7(D). Furthermore, any stock options granted to the Employee which has not, by its express terms, vested shall be deemed to have vested on the date of such termination of employment, and shall thereafter be exercisable for the maximum period of time allowed for exercise thereof under the terms of such option, assuming that the Employee’s employment with the Company had been terminated by the Company other than for Cause or by the Employee for Good Reason.

                (b)        Notwithstanding any other provision of this paragraph 9, if it is determined that part or all of the compensation or benefits to be paid to the Employee under this Agreement in connection with the Employee’s termination of employment, or under any other plan, arrangement or agreement, constitutes a “parachute payment” under section 280G(b)(2) of the Internal Revenue Code of 1986, as amended, then, the amount constituting a parachute payment, which would otherwise be payable to or for the benefit of the Employee, shall be reduced, but only to the extent necessary, so that such amount would not constitute a parachute payment. Any determination that a payment constitutes a parachute payment shall be made as promptly as practicable (but no more than 30 days) following the Employee’s termination of employment by the independent public accountants that audited the Company’s financial statements for the fiscal year preceding the year in which Employee’s employment was terminated, whose determination shall be final and binding in all cases. Unless the Employee receives notice that a payment (or payments) will constitute a parachute payment within 30 days of the date the Employee’s employment terminates hereunder, no payment (or payments) shall be deemed to constitute a parachute payment. If the determination made pursuant to this subparagraph (b) results in a reduction of the payments that would otherwise be paid to the Employee, the Employee may elect, in his sole discretion, which and how much of any particular entitlement shall be eliminated or reduced (giving effect to any payments and benefits that may have been received prior to such termination) and shall advise the Company in writing of his election within 10 days of the determination of the reduction in payments. If no such election is made by the Employee within such 10-day period, the Company shall determine which and how much of any entitlement shall be eliminated or reduced and shall notify the Employee promptly of such determination. Within 10 days following such determination and the elections hereunder, the Company shall pay to, or distribute to or for the benefit of, the Employee such amounts as are then due to the Employee under this Agreement and shall timely pay to, or distribute to or for the benefit of, the Employee in the future such amounts as become due to the Employee under this Agreement.

    (G)        Extension of Benefits: Any extension of benefits following the termination of employment provided for herein shall be deemed to be in addition to, and not in lieu of, any period for benefits continuation provided for by law at the Company’s, the Employee’s or his dependents’ expense.

10.     Indemnification: The Company hereby agrees to indemnify and hold the Employee harmless to the extent of any and all claims, suits, proceedings, damages, losses or liabilities incurred by the Employee and arising out of any acts or decisions done or made in the authorized scope of his employment hereunder. The Company hereby agrees to pay all expenses, including reasonable attorney’s fees, actually and reasonably incurred by the Employee in connection with the defense of any such action, suit or proceeding and in connection with any appeal thereon, including the cost of court settlements. Nothing contained herein shall entitle the Employee to indemnification by the Company in excess of that permitted under applicable law or limit or preclude the Employee’s entitlement to indemnification under the Company’s Certificate of Incorporation, By-Laws, statute, common law or any other contract or insurance to which the Employee or the Company may now or in the future be parties, or to which the Employee may be or may become a third party beneficiary. This paragraph 10 shall survive the termination of this Agreement.

11.     Mitigation: The Employee shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Agreement be reduced by any compensation earned by the Employee as the result of employment by another employer after the date of his termination or otherwise.

12.     Arbitration: In the event any dispute shall arise between Employee and Company with respect to any of the terms and conditions of this Agreement or default thereunder, then such dispute shall be submitted and finally settled by arbitration which shall be held in New York, pursuant to the prevailing Rules of the American Arbitration Association. The arbitrators shall include one nominee of the Company and one nominee of the Employee and a third person jointly selected by said nominees. In the event the respective nominees of the Company and the Employee are unable to jointly select such third person, then the Company and the Employee shall request the American Arbitration Association at New York to designate the third arbitrator. As soon as the arbitrators are appointed, a meeting will be held between the arbitrators and the parties to schedule all activities necessary to present the dispute to the arbitrators for their decision on an expedited basis with the goal of resolving the dispute. The arbitration award shall be given in writing within three months after selection of the third arbitrator; shall be final and binding on the parties with respect to the subject matter in controversy and shall be enterable in any court having jurisdiction over the parties. The Company shall bear the expenses in such arbitration, including attorney fees.

13.     Waiver: Any waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed as a waiver of any subsequent breach hereof or of any other provision of this Agreement.

14.     Governing Law: The validity of this Agreement or of any of the provisions hereof shall be determined under and in accordance with the laws of the State of New York, without regard to the principles of conflicts of law.

15.     Notice: Any notice required to be given pursuant to the provisions of this Agreement shall be in writing and shall be delivered in person, by Express Mail, Federal Express or other recognized overnight national courier service or by registered or certified mail to the respective parties at, in the case of notices to the Company, at its then principal executive offices (Attention: Chief Financial Officer with a copy to the Chairman of the Board of Directors and a copy to the Chairman of the Compensation Committee); and, in the case of notices to the Employee, at his residence address then reflected in the personnel records of the Company (or such other address as the party to receive notices has given by notice hereunder to the other party). Any such notice by personal delivery shall become effective upon receipt, by Express Mail or overnight courier service shall become effective on the scheduled day of delivery by such service and by registered or certified mail shall become effective five business days after mailed.

16.     Assignment: This Agreement shall be binding upon the Company, its successors (including any transferee of the goodwill of the Company) or assigns. No provision of this Agreement may be assigned by the Employee, except that an action to enforce this Agreement may be brought by Employee’s legal representative, estate and heirs.

17.     Miscellaneous: This Agreement contains the entire understanding between the parties hereto relating to the subject matter hereof and supersedes all other oral and written agreements or understandings between them. No modification or addition hereto or waiver or cancellation of any provision shall be valid except by a writing signed by the party to be charged therewith.

18.     Obligations of a Continuing Nature: It is expressly understood and agreed that the covenants, agreements and restrictions undertaken by or imposed on the Employee or the Company hereunder which are stated to exist or continue after termination of the Employee’s employment with the Company shall exist and continue in accordance with their terms for the respective periods of time set forth herein.

19.     Severability: The parties agree that if any of the covenants, agreements or restrictions contained herein is held to be invalid by any court of competent jurisdiction, such holding will not invalidate any of the other covenants, agreements and/or restrictions herein contained and such invalid provisions shall be severable so that the invalidity of any such provision shall not invalidate any others.

        IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

TII Network Technologies, Inc.:	Employee:
By: /s/ Kenneth A. Paladino	/s/ Timothy J. Roach
Name: Kenneth A. Paladino	Timothy J. Roach
Title: Vice President -Finance
Chief Financial Officer